Exhibit 3.1

SIXTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ALTA MESA HOLDINGS, LP

(A Texas Limited Partnership)

THE UNITS REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. WITHOUT REGISTRATION, THESE UNITS MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE PARTNERSHIP OF AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER OF THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE GENERAL PARTNER OF THE PARTNERSHIP OF OTHER EVIDENCE SATISFACTORY TO THE GENERAL PARTNER TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER. ADDITIONALLY, ANY SALE, PLEDGE OR OTHER TRANSFER OF THESE UNITS IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THE SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP.

SIXTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ALTA MESA HOLDINGS, LP

(A Texas Limited Partnership)

i

6.6.	Approval and Meetings	20
6.7.	Execution of Documents	21
6.8.	Indemnification	21
6.9.	Investment Opportunities	22
6.10.	GP Units	22
6.11.	Closing of SRII Transaction	23
6.12.	Riverstone Capital Contribution	23

ARTICLE 7	BOOKS AND ACCOUNTS	23

7.1.	Books and Records	23
7.2.	Reports	24
7.3.	Tax Returns and Other Elections	24
7.4.	Depositories	24
7.5.	Tax Representative	25

ARTICLE 8	ADMISSION OF NEW PARTNERS; TRANSFER OR PLEDGE OF UNITS	26

8.1.	Admission of New Partners	26
8.2.	Transfers and Pledges	26
8.3.	Substitute Partner	27
8.4.	Assignee’s Rights	27
8.5.	Tax Matters	27
8.6.	Tag-Along Rights	27
8.7.	Registration Rights	29
8.8.	Drag-Along Right	29

ARTICLE 9	WINDING-UP	31

9.1.	Causes	31
9.2.	Reconstitution	32
9.3.	Interim Manager	32

ARTICLE 10	LIQUIDATION AND TERMINATION	32

10.1.	General	32
10.2.	Liquidation	33
10.3.	Creation of Reserves	33
10.4.	Final Accounting	33

ARTICLE 11	MISCELLANEOUS	33

11.1.	Notices	33
11.2.	Interpretation	34
11.3.	Terms	34
11.4.	Amendment	34
11.5.	Severability	34
11.6.	No Third-Party Beneficiary	34
11.7.	Sole and Absolute Discretion	34
11.8.	Binding Effect	34
11.9.	Complete Agreement	34
11.10.	Title to Partnership Property	35
11.11.	Reliance on Authority of Persons Signing Agreement	35
11.12.	Other Business	35
11.13.	Partition Rights	35
11.14.	Agreement in Counterparts	35

Attachments:	Exhibit A and Exhibit B

ii

SIXTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ALTA MESA HOLDINGS, LP

(A Texas Limited Partnership)

THIS SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) is made as of the 16th day of August, 2017, by and among Alta Mesa Holdings GP, LLC, a Texas limited liability company (the “General Partner”), and those Persons (hereinafter defined) who execute this Agreement as limited partners (collectively, the “Limited Partners”), and they together hereby form a limited partnership (the “Partnership”) pursuant to TBOC (hereinafter defined).

RECITALS

WHEREAS, the Partnership was formed as a limited partnership under the Texas Business Organizations Code (as amended from time to time, the “TBOC”) pursuant to the filing of a Certificate of Formation of Alta Mesa Holdings, LP (the “Certificate”) filed with the Secretary of State of Texas on September 26, 2005;

WHEREAS, the Partnership and the Partners now wish to amend and restate the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated February 24, 2017, in its entirety in order to reflect (i) the admission of Riverstone VI Alta Mesa Holdings, L.P., a Delaware limited partnership (“Riverstone”), as a Limited Partner (hereinafter defined) and (ii) the rights and obligations of the Partners that are enumerated and agreed upon in this Agreement, in each case, effective as of the date of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, each intending to be legally bound, agree as follows:

ARTICLE 1

GENERAL

1.1. Formation. The Partnership was formed pursuant to TBOC on September 26, 2005. Except as otherwise provided in this Agreement, the rights and liabilities of the Partners are governed by TBOC.

1.2. Name and Certificate. The name of the Partnership is “Alta Mesa Holdings, LP.” The General Partner caused to be prepared and filed the Certificate to satisfy the requirements of TBOC on September 26, 2005, and shall promptly cause to be prepared and filed any assumed name certificates required by Applicable Laws.

1.3. Office and Agent. The registered agent, registered office, and principal place of business of the Partnership are set forth on Exhibit A. The registered agent, registered office, or principal place of business may be changed by the General Partner after the General Partner delivers a written notice about such change to the Partners.

1.4. Term. The Partnership was formed as a limited partnership on the date that the Certificate was filed with the Secretary of State of the State of Texas and shall continue until terminated pursuant to this Agreement.

1.5. Purposes. The purpose for which the Partnership is organized is to transact any or all lawful business for which limited partnerships may be organized under TBOC. The Partnership shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Partnership, to the extent the same may be legally exercised by limited partnerships under TBOC. The Partnership shall carry out the foregoing activities pursuant to the arrangements set forth in the Certificate and this Agreement.

1.6. Limits. The relationship between and among the Partners is limited to the carrying on of the business of the Partnership in accordance with this Agreement. That relationship shall be construed and deemed to be a limited partnership for the sole and limited purpose of carrying on that business. This Agreement does not create a general partnership between the parties or authorize any party to act as general agent for any other party.

ARTICLE 2

DEFINITIONS

2.1. Definitions. In this Agreement, the following terms, unless the context otherwise requires, have the meanings indicated:

“Accountant” means the certified public accountant or firm of certified public accountants, if any, selected by the General Partner to perform accounting functions on behalf of the Partnership.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account as of the end of the relevant fiscal year or other period, after giving effect to the following adjustments:

(a) Add to such Capital Account the following items:

(i) The amount, if any, that such Partner is obligated to contribute to the Partnership upon liquidation of such Partner’s interest in the Partnership; and

(ii) The amount that such Partner is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Subtract from such Capital Account such Partner’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Agreement” means this Sixth Amended and Restated Agreement of Limited Partnership, as amended, from time to time. Words, such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

“Amended Tag-Along Notice” has the meaning set forth in Section 8.6(b).

“AMH Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and among High Mesa Holdings, LP, High Mesa Holdings GP, LLC, Alta Mesa Holdings, LP, Alta Mesa Holdings GP, LLC, Silver Run Acquisition Corporation II and, solely for the purposes described therein, the Contributor Owners (as defined therein) party thereto (as may be amended, restated or otherwise modified from time to time).

“Anti-Corruption Laws” means laws, regulations, or orders relating to anti-bribery or anti-corruption (governmental or commercial), including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended; the federal prohibitions on bribes and gratuities (18 U.S.C. § 201), theft or bribery concerning programs receiving federal funds (18 U.S.C. § 1347), and honest services fraud (18 U.S.C. § 1346); the UK Bribery Act 2010; national and international laws enacted to implement the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions; and laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to a Public Official, commercial entity, or any other Person to obtain or retain an improper business advantage or to induce or reward a Public Official to take (or for taking) an official act, including but not limited to state, local, or municipal laws addressing anti-corruption or anti-bribery.

“Applicable Laws” means any applicable law, statute, ordinance, rule, regulation, decision, order, or determination of any governmental authority.

“Approval of the Partners” or “Approved by the Partners” means (i) with respect to any approval relating solely to the Partners in a single class, the affirmative approval, determined under Section 6.6, of Partners in that class then entitled to vote who hold in the aggregate more than fifty percent (50%) of all LP Units in that class or (ii) with respect to any approval relating to Partners in all classes, the affirmative approval, determined under Section 6.6, of Partners who hold in the aggregate more than fifty percent (50%) of all LP Units in the Partnership. Notwithstanding the foregoing, except as otherwise set forth herein, all LP Units held by Riverstone, or an Affiliate or Permitted Transferee thereof, shall be non-voting LP Units.

“Assignee” means a transferee of all or any portion of a Partner’s or any other transferor’s Units.

“Bankruptcy” means, for any Partner, that Partner’s taking or acquiescing in the taking of an action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar law affecting the rights or remedies of creditors generally, as in effect from time to time.

“Budget” has the meaning set forth in Section 6.12.

“Business Day” means a day other than a Saturday, Sunday, or other day that is a nationally recognized holiday.

“Business Opportunities Exempt Party” has the meaning set forth in Section 6.9.

“Capital Account” means the capital account maintained for each Partner on the Partnership’s books and records in accordance with the following provisions:

(a) To each Partner’s Capital Account there shall be added (i) such Partner’s Capital Contributions, (ii) such Partner’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Section 4.2 hereof or other provisions of this Agreement, and (iii) the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

(b) From each Partner’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Partnership assets (other than cash) distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Partner pursuant to Section 4.2 hereof or other provisions of this Agreement, and (iii) liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

(c) In the event any Units are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Units.

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions thereto or subtractions therefrom, are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Section 4.2 hereof upon the dissolution of the Partnership.

“Capital Contribution” means, with respect to any Partner, the amount of money or the Gross Asset Value of property contributed to the Partnership with respect to the interest in the Partnership held by that Person.

“Certificate” has the meaning set forth in the recitals.

“Class A Partner” means, each Person holding Class A Units, any successor or successors to all or any part of any such Person’s Class A Units, or any other Person admitted as a Class A Partner pursuant to this Agreement, each in the capacity as a Class A Partner of the Partnership with respect to that Class A Partner’s Class A Units.

“Class A Units” has the meaning set forth in Section 3.2.

“Class B Partner” means, each Person holding Class B Units, any successor or successors to all or any part of any such Person’s Class B Units, or any other Person admitted as a Class B Partner pursuant to this Agreement, each in the capacity as a Class B Partner of the Partnership with respect to that Class B Partner’s Class B Units.

“Class B Units” has the meaning set forth in Section 3.2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Depletable Property” means each separate oil and gas property as defined in Code Section 614.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such fiscal year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, then Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such fiscal year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such fiscal year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Designated Counties” means Kingfisher, Garfield, Major, Blaine, Logan, Canadian, Dewey, Woodward and Oklahoma counties, in each case, in the State of Oklahoma.

“Drag-Along Notice” has the meaning set forth in Section 8.8(a).

“Drag-Along Transaction” has the meaning set forth in Section 8.8(b).

“Drag Transferring Persons” has the meaning set forth in Section 8.8(c)(ii).

“Eligible Partner” has the meaning set forth in Section 3.6(a).

“Equity Securities” means (i) any Unit, (ii) any security convertible, with or without consideration, into any Unit (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Unit or (iv) any such warrant or right.

“Existing Permitted Agreement” any agreement to which the Partnership or any of its Affiliates is a party as of or on the date of this Agreement (to the extent a correct and complete copy of such agreement has been provided to Riverstone prior to the date of this Agreement), as these agreements may be amended, modified, supplemented, extended or renewed from time to time in compliance with Section 6.4.

“Fiscal Year” means the Partnership’s fiscal year, which shall be the calendar year.

“Founder Notes” means (i) the Second Amended and Restated Promissory Note dated as of March 25, 2014, made by Galveston Bay Resources, LP in favor of Michael E. Ellis in the original principal amount of $345,523.89, (ii) the Second Amended and Restated Promissory Note dated as of March 25, 2014, made by the Partnership in favor of Michael E. Ellis in the original principal amount of $11,561,550.87, and (iii) the Second Amended and Restated Promissory Note dated as of March 25, 2014, made by Petro Acquisitions, LP in favor of Michael E. Ellis in the original principal amount of $178,278.21, in each case, as in effect on the date hereof and as it may be amended, restated or otherwise supplemented, replaced or refinanced in accordance with the terms hereof.

“General Partner” means any Person who (i) is referred to as such in the first paragraph of this Agreement, or has become a General Partner pursuant to the terms of this Agreement, and (ii) has not ceased to be a General Partner pursuant to the terms of this Agreement.

“Governmental Authority” means (a) any U.S. or non-U.S. national, federal, state, county, municipal, or local government or any entity exercising executive, legislative, judicial, regulatory, military, taxing or administrative functions of or pertaining to government, (b) any public international organization, (c) any agency, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition, or (d) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any government, entity, organization or other Person described in the foregoing clauses (a), (b) or (c) of this definition.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset on the date of the contribution, as determined by the mutual consent of the General Partner and the contributing Partner.

(b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner using such reasonable method of valuation as it may adopt, in connection with:

(i) the acquisition of an interest in the Partnership by a new Partner or the acquisition of additional Units in the Partnership by an existing Partner, in either case in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Partners in the Partnership;

(ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for Units in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Partners in the Partnership;

(iii) the liquidation or dissolution of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(iv) the acquisition of an interest in the Partnership by any new or existing Partner upon the exercise of a noncompensatory option or warrant in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s);

(v) the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner of the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Partners in the Partnership; and

(vi) at such other times as the General Partner shall reasonably determine to be necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2.

If any noncompensatory options or warrants are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(vi), the Partnership shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

(c) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the General Partner.

(d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subparagraph (a), subparagraph (b) or subparagraph (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Partnership asset for purposes of computing Net Profits and Net Losses, and by Simulated Depletion.

“GP Units” has the meaning set forth in Section 3.2.

“High Mesa Holder” has the meaning set forth in Section 8.7.

“High Mesa Stockholders Agreement” means that certain Fourth Amended and Restated Stockholders Agreement, dated as of August 16, 2017, by and among High Mesa Inc., HPS Investment Partners, LLC, Bayou City Energy Management, LLC and each of the other parties thereto (as may be amended, restated or otherwise modified from time to time).

“Indemnified Expenses” has the meaning set forth in Section 6.8(b).

“Indemnitee” means (a) the General Partner, the Limited Partners, the Tax Representative and their respective partners, members, officers, directors, managers, employees, agents, owners, and stockholders, (b) each Person not identified in clause (a) of this definition who is a director or officer of any subsidiary of the Partnership and (c) any other Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“KFM Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and among KFM Holdco, LLC, Kingfish Midstream, LLC, Silver Run Acquisition Corporation II and, solely for the purposes described therein, the Contributor Members (as defined therein) party thereto (as may be amended, restated or otherwise modified from time to time).

“Limited Partner” means any Person who (i) is referred to as such in the first paragraph of this Agreement, or has become a Limited Partner pursuant to the terms of this Agreement, and (ii) has not ceased to be a Limited Partner pursuant to the terms of this Agreement.

“LP Units” has the meaning set forth in Section 3.2.

“Net Cash Flow” means all cash flow, receipts and revenues generated by the Partnership minus amounts necessary for (i) Operating Expenses, (ii) a reserve fund for future Operating Expenses, (iii) debt service of the Partnership, or (iv) any other expenses of the Partnership.

“Net Profits” or “Net Losses” means, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such fiscal year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses shall increase the amount of such income and/or decrease the amount of such loss;

(b) Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses, shall decrease the amount of such income and/or increase the amount of such loss;

(c) Gain or loss resulting from any disposition of Partnership assets (other than a Depletable Property), where such gain or loss is recognized for federal income tax purposes, shall be computed by reference to the Gross Asset Value of the Partnership assets disposed of, notwithstanding that the adjusted tax basis of such Partnership assets differs from its Gross Asset Value;

(d) Gain resulting from the disposition of a Depletable Property with respect to which gain is recognized for U.S. federal income tax purposes shall be treated as being equal to the corresponding Simulated Gain;

(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

(f) To the extent an adjustment to the adjusted tax basis of any asset included in Partnership assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

(g) If the Gross Asset Value of any Partnership asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(h) Notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 4.2(b) hereof shall not be taken into account in computing Net Profits or Net Losses. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 4.2(b) hereof shall be determined by applying rules analogous to those set forth in this definition of Net Profits and Net Losses.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Non-STACK Assets” means any Property of the Partnership other than the STACK Assets.

“OFAC” has the meaning set forth in Section 3.5(e).

“OFAC Regulations” has the meaning set forth in Section 3.5(f).

“Operating Expenses” means the costs, expenses, or charges incurred by the Partnership, including, without limitation, management fees or salaries, professional fees, wages, all other expenses incurred in the day-to-day operation of any business similar to the business of the Partnership and any fees or expenses paid in accordance with Section 6.3.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i).

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Partners” means all General Partners and all Limited Partners, where no distinction is required by the context in which the term is used herein.

“Partnership” has the meaning set forth in the preamble.

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Partnership Representative” has the meaning set forth in Section 7.5(b).

“Permitted Transfer” means, with respect to any Limited Partner, (a) a Transfer to an Affiliate of such Limited Partner, (b) a Transfer by a Limited Partner that is an individual by gift to, or for the benefit of, any member or members of such Limited Partner’s immediate family (which shall include any spouse, lineal ancestor or descendant or sibling) or to a trust, partnership or limited liability company for the benefit of such family members; provided, however, that such Limited Partner (or, in the case of a trust, such Limited Partner or the trustees of such trust immediately prior to such Transfer or their successors) retains sole and exclusive control over the voting and disposition of such Units until the termination of this Agreement, or (c) any Transfer by a Limited Partner that is an individual to the heirs, executors or legatees of such Limited Partner by operation of law upon the death or incapacity of such Limited Partner.

“Permitted Transferee” means, with respect to any Limited Partner, the transferee in a Permitted Transfer by such Limited Partner.

“Person” means any corporation, limited liability company, partnership, joint venture, co-tenancy, trust, or any other legal entity or natural person, whether or not a party to this Agreement.

“Pledge” or any derivation thereof, means, as the context may require, a pledge, encumbrance, lien, mortgage, hypothecation, or similar disposition (other than a Transfer) with respect to the applicable property in connection with the granting of a lien or security interest to secure an obligation of the pledgor.

“Proceeding” means any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Partnership) involving an Indemnitee, by reason of the fact that the Indemnitee is or was serving at the request of the Partnership as a manager, director, officer, employee, fiduciary or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise.

“Property” means all the assets of the Partnership.

“Pro Rata” means (i) with respect to any provision stated to apply to a particular class of LP Units, the ratio determined by dividing the number of LP Units of a particular class of Partners to whom that particular provision of this Agreement is stated to apply, by the aggregate number of LP Units of all Partners in that particular class to whom that provision is stated to apply and (ii) with respect to any provision relating to Partners in all classes, the ratio determined by dividing the number of Class A Units of a Class A Partner, by the aggregate number of Class A Units of all Class A Partners.

“Public Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, whether elected or not and regardless of rank or title, (b) any political party or party official or candidate for political office or (c) any official, officer, employee or representative of any company, business, corporation, enterprise or other entity owned, in whole or in part, or controlled by any government, entity, organization or other Person described in the foregoing clauses (a) or (b) or that was formed by, or for the benefit of, a Public Official.

“Registered Offering” has the meaning set forth in Section 8.7.

“Registration Right” has the meaning set forth in Section 8.7.

“Riverstone” has the meaning set forth in the recitals.

“Riverstone Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and among Riverstone and Silver Run Acquisition Corporation II (as may be amended, restated or otherwise modified from time to time).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder as in effect from time to time.

“Simulated Basis” means, with respect to each Depletable Property, the Gross Asset Value of such property. For purposes of such computation, the Simulated Basis of each Depletable Property shall be allocated Pro Rata to the Limited Partners.

“Simulated Depletion” means, with respect to each Depletable Property, a depletion allowance computed in accordance with United States federal income tax principles and in a manner specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, the Simulated Basis of such property shall be deemed to be the Gross Asset Value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis. If the Gross Asset Value of a Depletable Property is adjusted pursuant to clause (b) of the definition of Gross Asset Value during a fiscal year or any other period, following such adjustment Simulated Depletion shall thereafter be calculated under the foregoing provisions based upon such adjusted Gross Asset Value.

“Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of a Depletable Property over the Gross Asset Value of such Depletable Property and determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the excess, if any, of the Gross Asset Value of a Depletable Property over the amount realized from the sale or other disposition of such Depletable Property and determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Sponsor Indemnitees” has the meaning set forth in Section 6.8(d).

“Sponsor Indemnitors” has the meaning set forth in Section 6.8(d).

“STACK Assets” means (a) interests in each of Alta Mesa Finance Services Corp., a Delaware corporation, Oklahoma Energy Acquisitions, LP, a Texas limited partnership, and Alta Mesa Services, LP, a Texas limited partnership, (b) all assets held by each of the foregoing as of the date hereof and (c) all oil and gas properties acquired by the Partnership or any of its subsidiaries after the date hereof in any of the Designated Counties.

“Substitute Partner” has the meaning set forth in Section 8.3.

“SRII Agreements” means, collectively, (i) the AMH Contribution Agreement, (ii) the KFM Contribution Agreement and (iii) the Riverstone Contribution Agreement.

“Tag-Along Notice” has the meaning set forth in Section 8.6(b).

“Tag-Along Notice Period” has the meaning set forth in Section 8.6(b).

“Tag-Along Partner” has the meaning set forth in Section 8.6(a).

“Tag-Along Response Notice” has the meaning set forth in Section 8.6(b).

“Tag-Along Sale” has the meaning set forth in Section 8.6(a).

“Tag-Along Transferee” has the meaning set forth in Section 8.6(a).

“Tag Transferring Persons” has the meaning set forth in Section 8.6(b).

“Tax Matters Partner” has the meaning set forth in Section 7.5(a).

“Tax Representative” has the meaning set forth in Section 7.5(c).

“TBOC” has the meaning set forth in the recitals.

“Third Party” means any Person other than (a) the Partnership or any of its subsidiaries or (b) any other Limited Partner or an Affiliate of such Limited Partner.

“Transfer,” or derivations thereof, of a Unit means, as a noun, the transfer, sale, assignment, exchange or other disposition (excluding a Pledge) of a Unit, or any part thereof, directly or indirectly, and as a verb, voluntarily to transfer, sell, assign, exchange or otherwise dispose of(other than pursuant to a Pledge). In the case of a Partner or an Affiliate thereof, “Transfer” shall also include any assignment, sale, transfer, conveyance, pledge, grant of an option or other disposition or act of alienation of the Equity Securities of such Partner of Affiliate thereof, as the case may be, or of any interest therein, whether direct or indirect through any number of intermediaries or whether voluntary or involuntary or by operation of law. For the avoidance of doubt, for purposes of this Agreement, the term “Transfer” shall include any foreclosure or similar action taken by a lender or other party exercising its rights with respect to a Pledge of any Unit in accordance with the terms of this Agreement.

“Treasury Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the GP Units and LP Units, collectively, representing ownership interest of a Partner in the Partnership, and includes any and all rights, benefits and privileges to which such Partner is entitled in his capacity as a Partner of the Partnership as provided in this Agreement, the TBOC, the Certificate or otherwise, together with all obligations, duties and liabilities imposed on such Partner in his capacity as a Partner of the Partnership as provided in this Agreement, the TBOC, the Certificate or otherwise and any “Unit” shall refer to any one of the foregoing.

2.2. Other Definitions. All terms used in this Agreement that are not defined in this Article 2 have the meanings contained elsewhere in this Agreement.

ARTICLE 3

CONTRIBUTIONS AND UNITS

3.1. Identification. The name, address, initial Capital Contribution, and Units of each Partner as of the date of this Agreement are set forth on Exhibit A. Subject to the terms and conditions of this Agreement, the General Partner is hereby authorized to modify or amend Exhibit A to reflect any changes in the information set forth thereon (including to reflect Transfers of Units, the admission of Substitute Partners and the issuance of additional Units) after the date of this Agreement.

3.2. Units. The Units in the Partnership shall be divided into non-economic general partner interests owned by the General Partner (the “GP Units”) and economic units held by the Limited Partners (the “LP Units”) consisting of “Class A Units” and “Class B Units” with the relative rights and obligations specified in this Agreement. The Class A Units and the Class B Units shall be voting LP Units, as further set forth in this Agreement. As further set forth in Article 4, (i) the Class A Partners will be entitled to all distributions and allocations of Net Profit and Net Loss with respect to the STACK Assets and (ii) Class B Partners will be entitled to all distributions and allocations of Net Profit and Net Loss with respect to the Non-STACK Assets. Except as otherwise set forth herein, all Units held by Riverstone, or an Affiliate or Permitted Transferee thereof, shall be non-voting LP Units.

3.3. Additional Capital Contributions. At any time the General Partner determines that additional funds are required to operate the Partnership, the General Partner may, on a class-by-class basis, request that the Partners of a class make additional Capital Contributions and, in such case, shall issue in exchange therefor additional LP Units of such class; provided, however, no Limited Partner shall be obligated or (other than in accordance with Section 3.6) permitted to make any additional Capital Contributions. Subject to Section 3.6, the terms and conditions of any additional Capital Contribution shall be determined by the General Partner.

3.4. Limitation on Liability. Except as otherwise provided in this Agreement, no Limited Partner shall be liable for the debts, liabilities, contracts, or any other obligations of the Partnership. Except as otherwise provided herein, a Limited Partner shall be liable to make only any additional Capital Contributions required in this Agreement and shall not be required to lend any funds to the Partnership.

3.5. Representations, Warranties and Covenants. Each Partner hereby represents, warrants and covenants to the Partnership and each other Partner that:

(a) such Partner has full power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) the execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which such Partner is a party or by which it is or its assets are bound;

(c) such Partner is and will be acquiring its interest in the Partnership for investment purposes only for its own account and not with a view to the distribution, reoffer, resale, or other disposition not in compliance with the Securities Act and applicable state securities laws;

(d) in connection with this Agreement, neither such Partner, nor any of its Affiliates, officers, directors, employees, or any Person acting on behalf of such Partner: (i) has violated or will violate any applicable Anti-Corruption Laws; or (ii) offered, paid, promised to pay, authorized the payment of, received, or solicited - or will offer, pay, promise to pay, authorize the payment of, receive or solicit - anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to any Person to obtain any improper advantage or to induce or reward a Public Official to take or for taking an official act;

(e) neither such Partner, nor any of its Affiliates, direct or indirect beneficial owners, officers, directors or employees, (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), nor are they otherwise a party with which the Partnership is prohibited from dealing under the laws of the United States, (ii) is a Person identified as a terrorist organization or otherwise the subject or target of restrictions or prohibitions pursuant to applicable non-U.S. laws and regulations, or (iii) unless otherwise disclosed in writing to the Partners prior to the date hereof, is a Public Official, or any immediate family member or close associate of a Public Official; and

(f) the monies used to fund the investment in the Units by such Partner are not derived from, invested for the benefit of, or related in any way to, (i) the government of any country designated by the U.S. government as a country supporting international terrorism, (ii) property that is blocked under any laws, orders or regulations administered by OFAC (“OFAC Regulations”), or that would be blocked under OFAC Regulations if it were in the custody of a U.S. national, (iii) Persons to whom U.S. nationals cannot lawfully export services, or with whom U.S. nationals cannot lawfully engage in transactions, under OFAC Regulations, or (iv) the governments of any country that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering or a country or financial institution designated as a “primary money laundering concern” by the U.S. Secretary of the Treasury.

3.6. Preemptive Rights.

(a) General. Each Limited Partner that is an Accredited Investor (each, an “Eligible Partner”) shall have a right of first refusal to purchase its Pro Rata share of all Equity Securities (hereinafter defined) that the Partnership may, from time to time, propose to issue and sell after the date of this Agreement and prior to the date of a Registered Offering, other than the Equity Securities excluded by Section 3.6(d); provided, however, that (i) with respect to an issuance by the Partnership that solely involves the issuance of Class A Units, only Class A Partners shall be Eligible Partners (and, in such case, Pro Rata share shall be determined based solely on Class A Units with respect to such issuance) and (ii) with respect to an issuance by the Partnership that solely involves the issuance of Class B Units, only Class B Partners shall be Eligible Partners (and, in such case, Pro Rata share shall be determined based solely on Class B Units with respect to such issuance).

(b) Exercise of Rights. If the Partnership proposes to issue any Equity Securities (other than Equity Securities excluded by Section 3.6(d)), the Partnership shall give each Eligible Partner written notice of its intention, describing the Equity Securities, the price and terms and conditions upon which such Equity Securities are to be issued and/or sold. Each such Eligible Partner shall have fifteen (15) days from the giving of such notice to agree to purchase its Pro Rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Partnership and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Partnership shall not be required to offer or sell such Equity Securities to any such Eligible Partner who would cause the Partnership to be in violation of applicable U.S. federal securities laws by virtue of such offer or sale.

(c) Transfer of Preemptive Rights. Except as permitted under Section 8.3, the preemptive rights of each Eligible Partner under this Section 3.6 may not be Transferred.

(d) Excluded Securities. The preemptive rights established by this Section 3.6 shall have no application to any of the following Equity Securities:

(i) Units or any other Equity Securities issued to employees of the Partnership or any of its subsidiaries under an employee compensation plan;

(ii) any Equity Securities issued for consideration other than cash pursuant to an acquisition of a Person or material assets by the Partnership or any of its subsidiaries following approval of the General Partner;

(iii) any Equity Securities issued in connection with any split, dividend or recapitalization by the Partnership;

(iv) any Equity Securities issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution; and

(v) any Equity Securities that are issued by the Partnership pursuant to a registration statement filed under the Securities Act.

(e) Additional Acquisition. If not all of the Eligible Partners elect to purchase their Pro Rata shares of the Equity Securities, then the Partnership shall promptly notify in writing such Eligible Partners who do so elect and shall offer such Eligible Partners the right to acquire such unsubscribed Equity Securities. Each Eligible Partner shall have five (5) days after receipt of such notice to notify the Partnership of its election to purchase all or a portion thereof of the unsubscribed Equity Securities. If such Eligible Partners in the aggregate elect to purchase more unsubscribed Equity Securities than are available, the Partnership shall allocate the total of such unsubscribed Equity Securities amongst such Eligible Partners in proportion to their relative Pro Rata shares (to the extent practicable). If the Eligible Partners fail to elect to acquire all of the Equity Securities in question, then the Partnership shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Eligible Partners’ rights of first refusal were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Partnership’s notice to the Eligible Partners pursuant to this Section 3.6(e). If the Partnership has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to this Section 3.6(e), the Partnership shall not thereafter issue or sell any Equity Securities without first offering such securities to the Eligible Partners in the manner provided above.

ARTICLE 4

DISTRIBUTIONS AND ALLOCATIONS

4.1. Distributions of Net Cash Flow. When the General Partner so directs, the Partnership shall make distributions of Net Cash Flow to the Limited Partners in the following order and priority:

(a) With respect to distributions of Net Cash Flow attributable to the STACK Assets, one hundred percent (100%) to the Class A Partners Pro Rata. Notwithstanding the foregoing, to the extent the Partnership makes a payment under the Founder Notes, such payment shall be treated as an advance against and, thus, shall reduce the amount otherwise distributable to the High Mesa Holder under this Section 4.1(a).

(b) With respect to distributions of Net Cash Flow attributable to the Non-STACK Assets, one hundred percent (100%) to the Class B Partners Pro Rata.

4.2. Allocations for Capital Account Purposes. Subject to the provisions of Section 4.5:

(a) Subject to the other provisions of this Section 4.2, for purposes of adjusting the Capital Accounts of the Partners, the Net Profits, Net Losses and, to the extent necessary, individual items of income, gain, loss, credit and deduction, for any fiscal year shall be allocated among the Partners in a manner such that the Adjusted Capital Account of each Partner, immediately after making such allocation is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Partner pursuant to Section 10.2 if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Partnership liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the asset securing such liability), and the net assets of the Partnership were distributed in accordance with Section 10.2 to the Partners immediately after making such allocation.

(b) Notwithstanding the foregoing provisions of this Section 4.2, the following special allocations shall be made in the following order of priority:

(i) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, then each Partner shall be allocated items of Partnership income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 4.2(b)(i) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Partner Minimum Gain Chargeback. If there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership taxable year, then each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Section 1.704-2(i)(4). This Section 4.2(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. If any Partner unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then items of income, gain and Simulated Gain shall be allocated to all such Partners (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Partner as quickly as possible. It is intended that this Section 4.2(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Limitation on Allocation of Net Loss. If the allocation of Net Loss (or items of loss or deduction) to a Partner as provided in Section 4.2(a) hereof would create or increase an Adjusted Capital Account deficit, then there shall be allocated to such Partner only that amount of Net Loss (or items of loss or deduction) as will not create or increase an Adjusted Capital Account deficit. The Net Loss (or items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Partner shall be allocated to the other Partners in proportion to their relative Units, subject to the limitations of this Section 4.2(b)(iv).

(v) Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vi) Nonrecourse Deductions. The Nonrecourse Deductions for each Partnership taxable year shall be allocated to the Limited Partners Pro Rata.

(vii) Partner Nonrecourse Deductions. The Partner Nonrecourse Deductions shall be allocated each year to the Partner that bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.

(viii) Simulated Depletion, Simulated Loss. Simulated Depletion for each Depletable Property, and Simulated Loss upon disposition of Depletable Property, shall be allocated among the Partners in proportion to their shares of Simulated Basis in such Depletable Property.

(ix) Curative Allocations. The allocations set forth in Section 4.2(b) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding the provisions of Section 4.2(a), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

4.3. Tax Allocations. Subject to the provisions of Section 4.5:

(a) Except as provided herein, for income tax purposes under the Code and the Treasury Regulations each Partnership item of income, gain, loss, deduction and credit shall be allocated among the Partners as its correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to this Article 4.

(b) Depletable Property.

(i) Cost and percentage depletion deductions with respect to Depletable Property shall be computed separately by the Partners rather than the Partnership. For purposes of such computations, the federal income tax basis of each Depletable Property shall be allocated to each Partner in accordance with such Partner’s Pro Rata share as of the time such Depletable Property is acquired by the Partnership, and shall be reallocated among the Partners in accordance with the Partners’ Pro Rata share as determined immediately following the occurrence of an event giving rise to an adjustment to the Gross Asset Values of the Partnership’s Depletable Properties pursuant to clause (b) of the definition of Gross Asset Value (or at the time of any material additions to the federal income tax basis of such Depletable Property). Such allocations are intended to be made in accordance with the “partners’ interests in partnership capital” under Section 613A(c)(7)(D) of the Code; provided that the Partners understand and agree that the General Partner may, in good faith, authorize special allocations of federal income tax basis, income, gain, deduction or loss, as computed for federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles outlined in Section 4.3(c).

(ii) For purposes of the separate computation of gain or loss by each Partner on the taxable disposition of Depletable Property, the amount realized from such disposition shall be allocated (i) first, to the Partners in an amount equal to the Simulated Basis in such Depletable Property in proportion to their allocable shares thereof and (ii) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains.

(iii) Each Partner, with the assistance of the General Partner, shall separately keep records of its share of the adjusted tax basis in each separate oil and gas property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Partnership. Upon the request of the General Partner, each Partner shall advise the General Partner of its adjusted tax basis in each separate oil and gas property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The General Partner may rely on such information and, if it is not provided by the Partner, may make such assumptions as it shall determine with respect thereto. When reasonably requested by the Partners, the Partnership shall provide all available information needed by the Partners to comply with the record keeping requirements of this Section 4.3(b)(iii) and other tax reporting obligations.

(c) Tax items with respect to any Partnership asset that is contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Partners for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Partnership shall account for such variation using the “traditional method” as described in Treasury Regulations Section 1.704-3(b)(1). If the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Partnership asset shall take account of any variation between the adjusted basis of such Partnership asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the applicable Regulations using the “traditional method” as described in Treasury Regulations Section 1.704-3(b)(1). Allocations pursuant to this Section 4.3(c) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

(d) If, as a result of the exercise of a noncompensatory option to acquire an interest in the Partnership, a Capital Account reallocation is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

4.4 Other Tax Provisions. Subject to the provisions of Section 4.5:

(a) For any fiscal year or other period during which any part of an interest in the Partnership is transferred between the Partners or to another person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of an interest in the Partnership shall be apportioned between the transferor and the transferee using any method allowed pursuant to Section 706 of the Code and the applicable Regulations as chosen by the General Partner (subject to agreement between the transferor and transferee). For purposes of making such allocations, the General Partner is hereby authorized to select any method, convention or extraordinary item permitted under Treasury Regulations Section 1.706-4 as the General Partner determines necessary or appropriate, which selection shall be set forth in a dated, written statement maintained with the Partnership’s books and records. The Partners hereby agree that any such selection by the General Partner is made by “agreement of the partners” within the meaning of Treasury Regulations Section 1.706-4(f).

(b) In the event that the Code or any Treasury Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 4, the General Partner is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Partner.

(c) For purposes of determining a Partner’s proportional share of the Partnership’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Partner’s interest in Net Profits shall be such Partner’s Pro Rata share.

(d) The Partners acknowledge and are aware of the income tax consequences of the allocations made by this Article 4 and hereby agree to be bound by the provisions of this Article 4 in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

4.5 Interpretation on Class-by-Class Basis. Notwithstanding anything to the contrary in this Agreement, all allocations of taxable items made pursuant to this Agreement shall be made on a class-by-class basis and this Article 4 shall be applied and interpreted on a class-by-class basis to the extent necessary to effect such class-by-class allocations.

4.6 Tax Treatment of Founder Notes. The parties hereto agree that for U.S. federal income tax purposes (a) the Founder Notes shall be treated as equity in the Partnership, (b) upon conversion of the Founder Notes pursuant to its terms, the holder of the Founder Notes shall be deemed to contribute the Founder Notes to High Mesa Holdings LP in exchange for equity in High Mesa Holdings in a transaction governed by Section 721 of the Code and (c) High Mesa Holdings shall be deemed to receive equity interests in the Partnership equal to the adjusted issue price (for the avoidance of doubt, including amounts payable in kind, whether or not previously taken into account) of the Founder Notes on the date of the exchange as a result of such exchange. Except as required by applicable Laws, income or gain (if any) realized by the Partnership associated with the conversion, exchange and extinguishment of the Founder Notes shall be allocated to the Class A Partners (other than Riverstone) immediately prior to the conversion. Mike Ellis hereby agrees to indemnify Riverstone and High Mesa Holdings for any tax cost or loss arising out of or relating to the subordination or conversion, exchange and extinguishment of, the Founder Notes.

ARTICLE 5

STATUS OF LIMITED PARTNERS

5.1. General. Each Limited Partner has all of the rights, and is afforded the status, of a limited partner under TBOC. No Limited Partner shall participate in the management or control of the business of the Partnership, transact any business for the Partnership, or have any power to act for or bind the Partnership.

5.2. Limitation on Liability. No Limited Partner has any personal liability whatsoever, whether to the Partnership, the General Partner or any creditor of the Partnership, for the debts, expenses, liabilities, or obligations of the Partnership (but each Partner does have personal liability for its obligations under Article 3), unless that Limited Partner otherwise agrees in a separate writing with a third party creditor of the Partnership.

5.3. Bankruptcy; Death. None of the Bankruptcy, death, disability, or declaration of incompetence of a Limited Partner shall cause a dissolution of the Partnership. However, the rights of that Limited Partner to share in the profits and losses of the Partnership and to receive distributions of the funds of the Partnership shall, on the happening of one of these events, devolve on that estate, legal representative, or successors in interest, as the case may be, of that Limited Partner subject to the terms and conditions of this Agreement. The estate, representative, or successors in interest of that Limited Partner are liable for all of the unsatisfied obligations, if any, of that Limited Partner. However, the estate, representative, or successors in interest may become a limited partner in the Partnership only with the consent of the General Partner and in accordance with Section 8.3.

ARTICLE 6

MANAGEMENT

6.1. Rights.

(a) General. The General Partner shall have the exclusive right, power, and authority to take any action on behalf of the Partnership, other than actions specifically restricted herein.

(b) Necessary Approvals. Any action taken by the General Partner pursuant to this Agreement shall be subject to the necessary approval of the board of managers of the General Partner as and to the extent required by this Agreement and the Fifth Amended and Restated Limited Liability Company Agreement of the General Partner dated August 16, 2017, as may be amended from time to time. All matters material to the affairs and business of the Partnership shall be determined by the board of managers of the General Partner.

(c) Fiduciary Duties.

(i) Subject to, and as limited by the provisions of this Agreement, the General Partner shall owe to the Partnership and the Limited Partners duties of loyalty and due care of the type owed by a general partner to a limited partnership under the Act. The Partners agree that the provisions of this Agreement control over such non-contractual duties and liabilities of the General Partner (including fiduciary duties of any kind, whether formal, informal, or based on any pre-existing relationship) to the extent that they permit certain activities or restrict, modify, define or eliminate such duties or liabilities otherwise existing at law or in equity or by operation of the preceding sentence. For the avoidance of doubt, the parties agree that the standards set forth in this Agreement related to the existence of and performance of any duties, and the identification of activities or categories of activities that do not violate any duties or are permitted by this Agreement, are not manifestly unreasonable.

(ii) To the fullest extent permitted by applicable law, no Limited Partner, in its capacity as a Limited Partner, shall have any duty, fiduciary or otherwise to the Partnership or any other Limited Partner in connection with the business and affairs of the Partnership or any consent or approval given or withheld pursuant to this Agreement. The Limited Partners, as such, shall have no vote on any matters except if and to the extent provided pursuant to this Agreement or voting is required by the applicable provisions of the Act and such voting rights cannot be extinguished by agreement of the Partners.

6.2. Duties. The General Partner shall manage and control the Partnership and its business and affairs in accordance with the standards of the industry, and shall use reasonable, good faith efforts to carry out the business of the Partnership. The General Partner shall devote itself to the business of the Partnership to the extent required to carry out the business of the Partnership, but shall not be precluded from being involved in other businesses or activities. The General Partner shall perform its duties under this Agreement with ordinary prudence and in a manner characteristic of a businessman in similar circumstances.

6.3. Compensation and Reimbursement. The General Partner shall not be reimbursed for its overhead allocable to the business of the Partnership; provided, however, the General Partner shall be reimbursed by the Partnership for any and all reasonable out-of-pocket expenses, fees, and costs incurred in connection with the organization, business, and affairs of the Partnership.

6.4. Agreements with Affiliates. The General Partner may execute on behalf of the Partnership contracts or agreements with Affiliates of the General Partner so long as the contracts or agreements are on a fair market, arm’s-length, competitive basis and are Approved by the Partners; provided, however, the performance of the obligations of the Partnership or any of its Affiliates under the terms of any Existing Permitted Agreement shall not require the approval of any Partner; provided, that any future amendment, modification, supplement, extension or renewal of an Existing Permitted Agreement entered into after the date of this Agreement will be permitted only to the extent that its terms are not materially more disadvantageous, taken as a whole, to the Partnership than the terms of the agreements in effect on the date of this Agreement. Notwithstanding anything to the contrary herein (except the foregoing provisions in this Section 6.4 applicable to Existing Permitted Agreements), without the prior written approval of Riverstone, the Partnership may not enter into any contract or agreement with any such Affiliate that is not on arm’s-length terms.

6.5. Appointment and Replacement. Each General Partner shall serve in such capacity unless and until replaced pursuant to this Agreement. In the event of the death, liquidation, dissolution, Bankruptcy, withdrawal, or disability of any Person herein or hereafter named as General Partner, the Limited Partners shall appoint a successor General Partner who must be Approved by the Partners (which, unless such successor is the result of a Transfer in connection with a Drag-Along Transaction or is an Affiliate of the General Partner, must include the approval of Riverstone), excluding in such computation the Unit(s) of the then General Partner.

6.6. Approval and Meetings.

(a) Actions and decisions requiring Approval of the Partners may be authorized or made either by vote of the required Partners taken at a meeting of the required Partners or by written consent of same without a meeting. For the purpose of determining the Partners entitled to vote on, or to vote at, any meeting of the Partners or on a request for written consent, the record date for any such determination shall be the day before a General Partner delivers notice of the meeting or its request for written consent.

(b) The General Partner may call a meeting to obtain Approval of the Partners for an action or decision under this Agreement by delivering to the other Partners notice of the time and purpose of the meeting at least seven (7) days before the day of the meeting. Each meeting of Partners shall be conducted by the General Partner. Meetings may be held by telephone conference and participation by a Partner in a meeting by telephone conference shall constitute presence of that Partner.

(c) The General Partner may propose that actions or decisions requiring Approval of the Partners be approved by written consent of the required Partners in lieu of a meeting by delivering to the required Partners notice of the proposal of the General Partner. The written consent of a Partner to that proposal may be evidenced by its signature on a counterpart of the proposal or by a separate writing (including a facsimile, telegram, etc.) that identifies the proposal with reasonable specificity and states that it consents to that proposal. For purposes of obtaining a written consent, the General Partner may require the response of the requisite Partners within a specified time (the “Response Date”) provided the Response Date is not less than five (5) days from the date of the notice.

(d) With respect to any approval or determination to be made, or any action to be taken, pursuant to this Agreement that is solely attributable to one class of LP Units, only the Partners holding Units in that class shall be entitled to vote on such approval, determination or action, as provided pursuant to the terms of this Agreement. Any approval or determination to be made, or any action to be taken, pursuant to this Agreement that does not relate solely to a single class, all Partners shall be entitled to vote on such action, determination or action, as provided pursuant to the terms of this Agreement.

6.7. Execution of Documents. All Partners shall, on the request of the General Partner, promptly execute all documents and instruments necessary or helpful in carrying out actions of the Partnership that have been properly authorized.

6.8. Indemnification.

(a) To the fullest extent permitted by law, no Indemnitee shall be liable to the Partnership or any Limited Partner for any act or omission taken or suffered by the Indemnitee in connection with the conduct of the affairs of the Partnership, unless such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct.

(b) To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless each Indemnitee from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses, including attorneys’ fees, and of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnitee and arise out of or in connection with the affairs of the Partnership or in connection with the Partnership’s business (collectively, the “Indemnified Expenses”); provided, however, an Indemnitee shall not be entitled to indemnification hereunder if and to the extent that there is a final adjudication, in an underlying action or Proceeding in which the Indemnified Expenses were incurred, that the Indemnitee’s conduct constituted fraud, bad faith or willful misconduct.

(c) The Partnership may, as determined by the General Partner, pay or reimburse the Indemnified Expenses reasonably incurred by an Indemnitee that may be subject to a right of indemnification hereunder as those expenses are incurred in advance of any final disposition; provided, however, the Partnership may, as determined by the General Partner, condition that advancement on receipt of an undertaking by or on behalf of the Indemnitee to repay the full amount advanced if there is a final adjudication, in the underlying action or Proceeding in which the Indemnified Expenses were incurred, that the Indemnitee’s conduct constituted fraud, bad faith or willful misconduct.

(d) The Partnership and each Partner hereby acknowledges that certain of the Indemnitees (“Sponsor Indemnitees”) have certain rights to indemnification, advancement of expenses or insurance provided by certain other Persons (collectively, the “Sponsor Indemnitors”). The Partnership hereby agrees, and the Partners hereby acknowledge, that (a) to the extent legally permitted and as required by the terms of this Agreement and the Certificate (or by the terms of any other agreement between the Partnership and a Sponsor Indemnitee), (i) the Partnership is the indemnitor of first resort (i.e., its obligations to each Sponsor Indemnitee are primary and any obligation of the Sponsor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Sponsor Indemnitee are secondary) and (ii) the Partnership shall be required to advance the full amount of expenses incurred by a Sponsor Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, without regard to any rights that a Sponsor Indemnitee may have against the Sponsor Indemnitors and (b) the Partnership irrevocably waives, relinquishes and releases the Sponsor Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect of any of the matters described in clause (a) of this sentence for which any Sponsor Indemnitee has received indemnification or advancement from the Partnership. The Partnership further agrees that no advancement or payment by the Sponsor Indemnitors on behalf of any Sponsor Indemnitee with respect to any claim for which a Sponsor Indemnitee has sought indemnification from the Partnership shall affect the foregoing and that the Sponsor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Sponsor Indemnitee against the Partnership.

6.9. Investment Opportunities. To the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to High Mesa Holdings, LP, a Delaware limited partnership, Riverstone, or any of their respective Affiliates or any of their or such Affiliates’ respective officers, directors, agents, shareholders, members, partners, Affiliates, subsidiaries in their capacities as such (other than the Partnership and its subsidiaries) (each, a “Business Opportunities Exempt Party”). The Partnership renounces any interest or expectancy of the Partnership in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunity Exempt Party. No Business Opportunity Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such opportunity to the Partnership. No amendment or repeal of this Section 6.9 shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any shares of stock of Silver Run Acquisition Corporation II or any Units shall be deemed to have notice of and consented to the provisions of this Section 6.9. Neither the alteration, amendment or repeal of this Section 6.9, nor the adoption of any provision of the Amended and Restated Certificate of Incorporation of Silver Run Acquisition Corporation II inconsistent with this Section 6.9, shall eliminate or reduce the effect of this Section 6.9 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 6.9, would accrue or arise, prior to such alteration, amendment, repeal or adoption. Notwithstanding the foregoing, a Business Opportunity Exempt Party who is a manager or officer of the General Partner and who is offered a business opportunity of the General Partner reasonably determined by the party receiving the opportunity to be expressly in his or her capacity as a manager or officer of the General Partner shall be obligated to communicate and offer such business opportunity to the General Partner and the General Partner and the Partnership do not renounce any such opportunity. Nothing this Section 6.9 shall limit any fiduciary obligations of the managers of the General Partner.

6.10. GP Units. The General Partner’s interest in the Partnership as general partner shall be represented by GP Units. GP Units shall constitute a non-economic interest in the Partnership and shall not receive distributions pursuant to Section 4.1. Except as set forth in Section 8.2(a), the General Partner may not Transfer GP Units, either directly or indirectly, by assignment, merger, consolidation or otherwise. For the avoidance of doubt, the General Partner may hold LP Units its capacity as a Limited Partner of the Partnership.

6.11. Closing of SRII Transaction. Prior to the consummation of the transactions contemplated by the SRII Agreements, the Non-STACK Assets and all related liabilities shall be distributed to High Mesa Holdings, LP and Alta Mesa Holdings GP, LLC in their capacities as the Class B Partners of the Partnership (and Alta Mesa Holdings GP, LLC shall distribute any such distributions it receives to its sole member, High Mesa Holdings, LP) pursuant to the Alta Mesa Reorganization Agreements (as defined in the AMH Contribution Agreement) in accordance with Section 4.1(b) in complete redemption of the Class B Units.

6.12. Riverstone Capital Contribution. Notwithstanding anything herein to the contrary, the Partnership may, without the approval of Riverstone, (a) make any Organic Acquisition CapEx (as defined in the AMH Contribution Agreement) in accordance with the Budget set forth on Exhibit B (the “Budget”) or increases in any such item set forth on such Budget of not more than 10% in the aggregate and (b) and may cause or permit any of its subsidiaries to, make any Inorganic Acquisition CapEx (as defined in the AMH Contribution Agreement) in any one transaction or series of related transactions with a purchase price less than $25,000,000. Notwithstanding the foregoing, the General Partner may not (a) cause the Partnership to, or cause or permit any of its subsidiaries to, make any Organic Acquisition CapEx (as defined in the AMH Contribution Agreement) not in accordance with the Budget or increases in any item set forth on such budget of more than 10% in the aggregate, or (b) cause the Partnership to, or cause or permit any of its subsidiaries to, make any Inorganic Acquisition CapEx (as defined in the AMH Contribution Agreement) in any one transaction or series of related transactions with a purchase price in excess of $25,000,000, without the prior written approval of Riverstone, which approval may not be unreasonably withheld, delayed or conditioned.

ARTICLE 7

BOOKS AND ACCOUNTS

7.1. Books and Records.

(a) The books and records of the Partnership shall, at the cost and expense of the Partnership, be kept or caused to be kept at the principal place of business of the Partnership, and shall be available for inspection by any Partner. The books and records shall be kept on the basis of a calendar year, shall reflect all transactions of the Partnership, shall be appropriate and adequate for conducting the business of the Partnership and shall otherwise be in accordance with generally accepted accounting principles and procedures applied in a consistent manner. The Partnership shall initially use the method of accounting chosen by the Accountant with the approval of the General Partner. The General Partner shall maintain the records required to be kept pursuant to § 153.551 of TBOC.

(b) At a minimum, the Partnership shall keep at its principal place of business the following records:

(i) A current list that states: (A) the name and mailing address of each Partner and (B) the Units owned by each Partner;

(ii) Copies of the federal, state, and local information or income tax returns for each of the Partnership’s six (6) most recent tax years (or such shorter period that the Partnership has been in existence);

(iii) A copy of the Certificate and this Agreement, all amendments, or restatements thereof, and executed copies of any powers of attorney;

(iv) Correct and complete books and records of account of the Partnership; and

(v) Any other books, records, or documents required by this Agreement, TBOC, or other Applicable Law.

7.2. Reports. At the expense of the Partnership, the General Partner shall maintain records and accounts of all operations and expenditures of the Partnership and submit annual reports regarding same to each Partner. Without limiting the foregoing, the Partnership shall furnish (or cause to be furnished) to Riverstone (i) copies of any materials furnished by or on behalf of High Mesa Inc. to any Preferred Stockholders (as defined in the High Mesa Stockholders Agreement) pursuant to Section 8 of the High Mesa Stockholders Agreement, in each case, in the same manner and at the same times as such materials are furnished to such Preferred Stockholders, (ii) upon the reasonable request of Riverstone, any other materials or access (including meetings) that any Preferred Stockholder (as defined in the High Mesa Stockholders Agreement) would be entitled to request and receive pursuant to Section 8 of the High Mesa Stockholders Agreement, in each case, in the same manner and at the same times as such materials and access would be required to be furnished to such Preferred Stockholder thereunder, and (iii) any materials furnished to the members of the board of directors of High Mesa Inc., in each case, in the same manner and at the same times as such materials are furnished to the members of the board of directors of High Mesa Inc.

7.3. Tax Returns and Other Elections. The Partners intend for the Partnership to be treated, for federal, state, and municipal income and franchise tax purposes, as a partnership. The General Partner shall prepare, or cause the Accountant to prepare, all federal, state, and local income and other tax returns that the Partnership is required to file. All elections permitted to be made by the Partnership under federal or state laws shall be made by the General Partner. The Partnership shall deliver to each Partner as soon as practical after the end of each calendar year, but in no event later than April 15, an Internal Revenue Service Schedule K-1 together with such additional information as may be required by the Partners (or their owners) in order to file their individual returns reflecting the Partnership’s operations. The Partnership shall also (a) provide the Partners with an estimate of their share of the Partnership’s taxable income for each fiscal year by January 31 following such fiscal year, including an estimate of state and local apportionment information and (b) cause an estimated Internal Revenue Service Schedule K-1 or any successor form to be prepared and delivered to the Partners by March 31 after the end of each fiscal year, including any appropriate state and local apportionment information. The Partnership shall bear the costs of the preparation and filing of such Partnership tax returns and forms. The Partnership shall use commercially reasonable efforts to provide, promptly following request by any Limited Partner, such other information needed for tax or accounting purposes that is reasonably requested by such Limited Partner and that relates to such Limited Partner’s ownership of the Partnership.

7.4. Depositories. One or more accounts may be maintained for the Partnership at any commercial financial institution or depository chosen by the General Partner. The funds of the Partnership shall not be commingled with the funds of any other Person unless otherwise Approved by the Partners. Checks may be drawn on the account or accounts of the Partnership only for the purposes of the Partnership and shall be signed by a duly authorized officer of the General Partner or such other Persons as designated by the General Partner.

7.5. Tax Representative.

(a) With respect to tax years beginning on or before December 31, 2017, the General Partner, or such other Person designated by the General Partner, shall be designated to be the “tax matters partner” of the Partnership pursuant to Code Section 6231(a)(7) (the “Tax Matters Partner”). The Tax Matters Partner shall take such action as may be necessary to cause to the extent possible each other Partner to become a notice partner within the meaning of Section 6231(a)(8) of the Code. The Tax Matters Partner shall not bind any Partner to a settlement agreement without obtaining the consent of such Partner, which shall not be unreasonably withheld, conditioned or delayed.

(b) With respect to tax years beginning after December 31, 2017, the General Partner or such other Person designated by the General Partner, shall serve as the “partnership representative” within the meaning of Code Section 6223(a) (the “Partnership Representative”).

(i) The Partners agree that, unless otherwise determined by the General Partner, the Partnership shall elect out of the application of Code Section 6221(a) for its first tax year beginning after December 31, 2017, and for each tax year thereafter, if possible.

(ii) If an election out of Section 6221(a) is not made, unless otherwise determined by the General Partner in connection with an audit by the IRS, the Partnership Representative shall make, on a timely basis, the election under Code Section 6226(a) to treat a “partnership adjustment” as an adjustment to be taken into account by each Partner in accordance with Code Section 6226(b).

(iii) If the election under Code Section 6226(a) is made, each such Partner shall take such adjustment into account as required under Code Section 6226(b) and shall be liable for any related interest, penalty, addition to tax, or additional amounts, whether or not such Partner then owns any interest in the Partnership.

(iv) Any Partner (or former Partner) that fails to properly report its share of such adjustments on its tax return shall indemnify and hold harmless the Partnership and the other Partners (and former Partners) against any tax, interest, or penalties collected by the Internal Revenue Service from the Partnership as a result of the Partner’s (or former Partner’s) failure.

(v) The Partnership Representative shall take such actions as may be necessary to cause to the extent possible each other Partner to have substantially similar rights to those of a notice partner within the meaning of Code Section 6231(a)(8). The Partnership Representative shall not enter into any extension of the period of limitations for making assessments against the Partnership without first obtaining the consent of the Partners. The Tax Matters Partner shall not enter into a settlement agreement without obtaining the consent of the Partners.

(c) If the Partnership is not required under the Code to designate a Tax Matters Partner or Partnership Representative, the General Partner may from time to time designate a person to act in lieu of a Tax Matters Partner or Partnership Representative as applicable (the Tax Matters Partner, Partnership Representative, or any such designated person, shall be referred to herein as the “Tax Representative”). The Tax Representative shall keep the Partners reasonably informed regarding any material tax issues regarding the Partnership.

(d) If the Partnership incurs any liability for taxes, interest, or penalties for any taxable year:

(i) The Tax Representative may cause the Partners (including any former Partner) to whom such liability relates, as reasonably determined by the Tax Representative in its discretion, to pay, and each such Partner hereby agrees to pay, such amount to the Partnership and such amount shall not be treated as a Capital Contribution for purposes of any provision herein that affects distributions to the Partners;

(ii) Any amount not paid by a Partner (or former Partner) at the time reasonably requested by the Tax Representative shall accrue interest at the rate set by the General Partner (not to exceed the maximum rate permitted by law), compounded quarterly, until paid, and such Partner (or former Partner) shall also be liable to the Partnership for any damages resulting from a delay in making such payment beyond the date such payment is reasonably requested by the Tax Representative, and for this purpose the fact that the Partnership could have paid this amount with other funds shall not be taken into account in determining such damages;

(iii) Without reduction in Partner’s (or former Partner’s) obligation under Section 7.5(d)(i) and Section 7.5(d)(ii), any amount paid by the Partnership that is attributable to a Partner (or former Partner), as determined by the Tax Representative in its reasonable discretion, and that is not paid by such Partner (or former Partner) pursuant to Section 7.5(d)(i) and Section 7.5(d)(ii) may be treated (A) as a distribution to such Partner (or former Partner) or (B) in such other manner as determined by the Tax Representative in its sole discretion; and

(iv) The obligations of each Partner (or former Partner) under this Section 7.5(d) (A) may be enforced by legal process and (B) shall survive the transfer by such Partner (or former Partner) of its interest in the Partnership and the dissolution of the Partnership.

(e) The Partners covenant and agree that they shall negotiate to amend this Agreement to reflect the effect of any applicable Treasury Regulations or other guidance promulgated with respect to a tax matters partner or partnership representative.

ARTICLE 8

ADMISSION OF NEW PARTNERS; TRANSFER OR PLEDGE OF UNITS

8.1. Admission of New Partners. Subject to Section 3.6, new Partners may be admitted to the Partnership upon the terms and conditions determined by the General Partner.

8.2. Transfers and Pledges. Notwithstanding any other provision of this Agreement, no Partner may Transfer or Pledge in any manner whatsoever all or any of its Units unless (i) such Partner has fully complied with the provisions of this Section 8.2 for the Transfer or Pledge (and, in the case of a Transfer, with the provisions of Section 8.6), (ii) after giving effect thereto, such Transfer or Pledge would not otherwise terminate the Partnership for the purposes of Code Section 708 or cause the Partnership to be classified as other than a partnership for United States federal income tax purposes, and (iii) such Transfer or Pledge would not result in a violation of applicable law, including U.S. federal or state securities laws, or any term or condition of this Agreement.

(a) Transfers or Pledges by the General Partner. The General Partner may Transfer or Pledge its Units only upon the Approval of the Partners (which, unless such Transfer is to an Affiliate of the General Partner or in connection with a Drag-Along Transaction, must include the approval of Riverstone) of each class of LP Units.

(b) Transfers or Pledges by a Limited Partner. Except for Transfers to Permitted Transferees, each Limited Partner may Transfer or Pledge all or any of its Units only with the consent of the General Partner; provided, however, that, from and after August 31, 2019, any Partner may Transfer or Pledge all or any of its Units without the consent of the General Partner and, in the case of a Transfer by Riverstone, without the need to comply with the provisions of Section 8.6, and, notwithstanding anything to the contrary herein, such transferee shall become a Substitute Partner upon such Transfer.

8.3. Substitute Partner. Subject to Section 8.2(b), no Assignee shall have the right to become a substitute Partner (a “Substitute Partner”) upon Transfer of any Units to it unless all the following conditions are satisfied:

(a) The Partner and the Assignee shall have executed and acknowledged such other instruments and taken such other action as the General Partner shall deem reasonably necessary or desirable to effect such substitution, including, without limitation, appropriate amendment to this Agreement;

(b) The conditions set forth in Section 8.2 shall have been satisfied, and, if requested by the General Partner, the Partner or the Assignee shall have obtained an opinion of counsel reasonably satisfactory to the General Partner (which counsel may be a staff attorney employed by the Partner) as to the legal matters set forth in Section 8.2; and

(c) The Partner or the Assignee shall have paid to the Partnership such amount of money as is sufficient to cover all expenses reasonably incurred by or on behalf of the Partnership in connection with such substitution.

8.4. Assignee’s Rights.

(a) Unless an Assignee becomes a Substitute Partner in accordance with the provisions of Section 8.3, it shall not be entitled to any of the rights (including voting rights) granted to a Partner hereunder or under TBOC, other than the right to receive the share of distributions and any other items attributable to a Partner’s Units to which its assignor would otherwise be entitled.

(b) Any Partner that Transfers all of its Units shall cease to be a Partner.

8.5. Tax Matters. On the Transfer of all or any portion of a Partner’s Units, at the request of the transferee of the Unit(s), the General Partner shall cause the Partnership to elect, pursuant to Code Section 754 to adjust the tax basis of the properties of the Partnership as provided by Code Sections 734 and 743.

8.6. Tag-Along Rights.

(a) Notwithstanding any other provision of this Article 8 (except for the proviso in Section 8.2(b)), in the event that any Partner (a “Tag-Along Partner”) elects to Transfer to any Person or Persons other than a Permitted Transferee (collectively, a “Tag-Along Transferee”), in any transaction or series of related transactions, any Unit held by such Tag-Along Partner (a “Tag-Along Sale”), then each of the other Partners holding the same class of Units that the Tag-Along Partner elects to Transfer, may, subject to the other provisions of this Section 8.6, require the Tag-Along Partner to include in the Tag-Along Sale a proportionate number of its Units on the terms set forth in this Section 8.6. The Units to be included in the Tag-Along Sale shall be allocated among the Tag-Along Partners and the other Partners of the applicable class participating in such Tag-Along Sale pro rata (based on the number of Units of the applicable class held by such Tag-Along Partner or other Partner, as the case may be, relative to the total number of Units of the applicable class held by all Tag-Along Partners and other Partners participating in such Tag-Along Sale).

(b) In connection with a Tag-Along Sale, the Tag-Along Partners shall provide each other Partner holdings the same class of Units with written notice thereof at least twenty (20) Business Days prior to the date on which the Tag-Along Partners expect to consummate the Tag-Along Sale (the “Tag-Along Notice”). The Tag-Along Notice shall contain (i) the name and address of the Tag-Along Transferee, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Tag-Along Transferee, and (iii) all other material terms of the proposed transaction, including the expected closing date of the transaction, which shall be no more than 90 days from the date of the Tag-Along Notice. In the event that the terms and/or conditions set forth in the Tag-Along Notice are thereafter amended in any respect, the Tag-Along Partners shall give written notice (an “Amended Tag-Along Notice”) of the amended terms and conditions of the proposed Transfer to each Partner. Any Partner electing to participate in the Tag-Along Sale shall provide the Tag-Along Partners with written notice thereof (such notice, a “Tag-Along Response Notice”) within ten (10) Business Days prior to the closing date specified in the Tag-Along Notice or Amended Tag-Along Notice, as applicable (such period, the “Tag-Along Notice Period”). The Tag-Along Partners shall not close the Tag-Along Sale prior to the second Business Day following the expiration of the Tag-Along Notice Period. Each Partner electing to Transfer its Units shall execute such documents as are executed by the Tag-Along Partners with respect to the Tag-Along Sale; provided that (A) any such Partner shall not be required to make any representations or warranties in connection with such Transfer other than representations and warranties as to (1) such Partner’s ownership of its Units to be transferred free and clear of liens, (2) such Partner’s power and authority to effect such Transfer, and (3) such matters pertaining to such Partner’s compliance with securities laws as the Tag-Along Transferee may reasonably require; and (B) any indemnification or other obligations assumed or incurred in connection with a Tag-Along Sale shall be several and not joint and shall be allocated among all Partners Transferring Units (including the Tag-Along Partners) (collectively, the “Tag Transferring Persons”) in the same proportion as the consideration payable to each such Tag Transferring Person in each case other than with respect to representations made individually by the indemnifying Partner (e.g., representations as to title or authority of such Partner). In no event shall (I) the consideration to be received by Tag Transferring Persons other than the Tag-Along Partners in connection with a Tag-Along Sale consist of any form of non-cash consideration other than marketable securities of a publicly traded company listed on a national securities exchange (subject to customary lockup agreements and registration rights) or (II) the amount of any indemnity obligation of any Tag Transferring Person exceed the amount of cash and the fair market value of any non-cash consideration received by such Tag Transferring Person in such Tag-Along Sale, except in the case of fraud by such Tag Transferring Person.

(c) If, at the end of a ninety (90)-day period after delivery of the last valid Tag-Along Response Notice (which ninety (90)-day period shall be extended if any of the transactions contemplated by the Tag-Along Sale are subject to regulatory approval until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than one hundred twenty (120) days following receipt by the Tag-Along Partner of such Tag-Along Response Notice), the Tag-Along Partners have not completed the transfer of their Units, along with any Units being sold by any Tag Transferring Person, on substantially the same terms and conditions set forth in the Tag-Along Notice, the Tag-Along Partners shall not conduct any transfer of their Units without again complying with this Section 8.6.

(d) Concurrently with the consummation of the Tag-Along Sale, the Tag-Along Partners shall (i) notify each of the Tag Transferring Persons thereof, (ii) remit to each of the Tag Transferring Persons the total consideration for the Units of such Tag Transferring Person transferred pursuant thereto (which shall be in the same per Unit consideration for all Units of the applicable class being sold in such Tag-Along Sale), and (iii) promptly after the consummation of the Tag-Along Sale, furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by any Tag Transferring Person.

(e) If at the termination of the Tag-Along Notice Period any Partner shall not have elected to participate in the Tag-Along Sale, such Partner shall be deemed to have waived its rights under this Section 8.6 with respect to the Transfer of its Units pursuant to such Tag-Along Sale.

(f) Notwithstanding anything contained in this Section 8.6, there shall be no liability on the part of the Tag-Along Partners to the other Tag Transferring Persons if the Transfer of the Units pursuant to this Section 8.6 is not consummated for whatever reason, provided that the Tag-Along Partners have complied with their notice and other obligations under this Section 8.6. Whether to effect a Transfer of Units by any of the Tag-Along Partners, in their respective capacities as Tag-Along Partners, is in the sole and absolute discretion of such Tag-Along Partner.

(g) Notwithstanding anything contained in this Section 8.6, the rights and obligations of the Tag Transferring Persons to participate in a Tag-Along Sale are subject to the following conditions:

(i) upon the consummation of such Tag-Along Sale, all of the Tag Transferring Persons will receive the same form of consideration and shall be subject to all of the same other terms and conditions of such Tag-Along Sale (and no such terms and conditions shall be less favorable to the participating Partners than to the other Tag Transferring Persons) in a manner proportionate to their relative Units being sold; and

(ii) no Partners shall be obligated to pay any expenses incurred by a Tag-Along Partner in connection with any unconsummated Tag-Along Sale, and each Tag Transferring Person shall be obligated to pay only its pro rata share (based on the relative amount of consideration received by that Tag Transferring Person in such Tag-Along Sale) of expenses incurred in connection with a consummated Tag-Along Sale to the extent such expenses are incurred for the benefit of all such Tag Transferring Persons and are not otherwise paid by the Partnership or another Person.

8.7. Registration Rights. In the event that High Mesa Holdings, LP (or any of its Permitted Transferees) (collectively, the “High Mesa Holder”) is granted and exercises the right to include any equity securities of the Partnership (or any successor thereto) or any subsidiary of the Partnership (or any successor thereto) in any offering (primary or secondary) of such equity securities registered by the Partnership (or any successor thereto) or any subsidiary of the Partnership (or any successor thereto) under the Securities Act (a “Registered Offering”), each other Limited Partner shall have the right (the “Registration Right”) to include in such Registered Offering a number of such equity securities held by such Limited Partner equal to (a) the number of such equity securities to be sold by the High Mesa Holder and all other Limited Partners in such Registered Offering, multiplied by (b) a fraction, the numerator of which is the total number of such equity securities then held by such Limited Partner, and the denominator of which is the total number of such equity securities then-outstanding and held by all holders of such equity securities. Such Registration Right shall be exercisable by providing the Partnership (or such successor thereto) or subsidiary thereof and the High Mesa Holder written notice of such Limited Partner’s exercise of such Registration Right within ten (10) days of receipt of written notice of such Registered Offering. Such Limited Partner’s participation in such Registered Offering shall be conditioned upon agreement to, and compliance with, the terms of such Registered Offering, including entering into a customary underwriting agreement if such Registered Offering is an underwritten offering and taking such action and executing such agreements, documents and other instruments as may reasonably be requested by the Partnership and any underwriters of such Registered Offering.

8.8. Drag-Along Right.

(a) Drag-Along Right. In the event that the General Partner proposes to Transfer all of the Units of the Partnership to a Third Party, then the General Partner shall have the right to require the other Partners to sell all of those other Partners’ Units to such Third Party in connection with that sale on the same terms and conditions as the General Partner; provided, however, that, until August 31, 2019, the General Partner shall not have such right in respect of, and this Section 8.8 shall not apply to, any transaction for which the aggregate consideration to be received by Riverstone will not equal or exceed an amount equal to (i) the aggregate Capital Contributions made by Riverstone, minus (ii) the aggregate distributions made to Riverstone pursuant to Section 4.1(a). Such right shall be exercisable by written notice (a “Drag-Along Notice”) given by the General Partner to each Partner other than the General Partner which shall (i) state the purchase price per Unit for each class of Unit to be sold (which shall be based on the fair market value of the assets and liabilities indirectly attributable to such class of Units), (ii) state all other material terms and conditions of that sale (including the identity of the Third Party) and (iii) be accompanied by the written transfer agreement between the General Partner and that Third Party. Upon receipt of a Drag-Along Notice, each Partner shall be obligated to approve and participate in the Drag-Along Transaction in accordance with the terms set forth in this Section 8.8.

(b) Cooperation. In connection with any transaction set forth in this Section 8.8 (a “Drag-Along Transaction”) all holders of Units entitled to consent thereto shall consent to the Drag-Along Transaction, and if the Drag-Along Transaction is structured as (i) a merger, conversion, Unit exchange or consolidation of the Partnership, or a sale of all or substantially all of the assets of the Partnership, each holder of Units entitled to vote thereon shall vote in favor of the Drag-Along Transaction and shall waive and refrain from exercising any dissenters rights, appraisal rights or similar rights in connection with that merger, conversion, Unit exchange, consolidation or asset sale; or (ii) a sale of Units, each holder of Units shall agree to sell all of that holder’s Units, on the terms and conditions of that Drag-Along Transaction. The holders of Units shall promptly take all necessary and desirable actions in connection with the consummation of the Drag-Along Transaction reasonably requested by the General Partner, including the execution of any such agreements and any such instruments and other actions reasonably necessary to (i) provide customary representations, warranties, indemnities, and escrow/holdback arrangements relating to that Drag-Along Transaction (subject to Section 8.8(c)(ii) and Section 8.8(c)(iii)), in each case to the extent that each other holder of Units is similarly obligated except as otherwise provided for herein; and (ii) effectuate the allocation and distribution of the aggregate consideration upon the Drag-Along Transaction as set forth in Section 8.8(a).

(c) Terms and Conditions. The obligations of the holders of Units pursuant to this Section 8.8 are subject to the following terms and conditions:

(i) The Partnership shall bear the reasonable, documented costs incurred in connection with any Drag-Along Transaction (costs incurred by or on behalf of any holder of Units for that holder’s sole benefit will not be considered costs of the Drag-Along Transaction) unless otherwise agreed by the Partnership and the acquiror, in which case no holder of Units shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-Along Transaction (excluding modest expenditures for postage, copies, and the like) and no holder of Units shall be obligated to pay any portion (or, if paid, shall be entitled to be reimbursed by the Partnership for that portion paid) that is more than its pro rata share (based upon the amount of consideration received by that holder in the Drag-Along Transaction) of reasonable expenses incurred in connection with a consummated Drag-Along Transaction;

(ii) No holder of Units shall be required to provide any representations, warranties or indemnities in connection with the Drag-Along Transaction, other than (A) such holder’s ownership of its Units to be transferred free and clear of liens, (B) such holder’s power and authority to effect such Transfer, and (C) such matters pertaining to such holder’s compliance with securities laws as the Third Party may reasonably require. Any indemnification or other obligations assumed or incurred in connection with a Drag-Along Transaction shall be several and not joint and shall be allocated among all Partners Transferring Units (including the General Partner) (collectively, the “Drag Transferring Persons”) in the same proportion as the consideration payable to each such Drag Transferring Person in each case other than with respect to representations made individually by the indemnifying Partner (e.g., representations as to title or authority of such Partner);

(iii) Consideration placed in escrow or holdback shall be allocated among holders of Units such that if the Third Party ultimately is entitled to some or all of those escrow or holdback amounts, then the net ultimate proceeds received by those holders shall still comply with the intent of Section 8.8(a) as if the ultimate resolution of that escrow or holdback had been known at the closing of the Drag-Along Transaction; and

(iv) If some or all of the consideration received in connection with the Drag-Along Transaction is other than cash, then that consideration shall be deemed to have a dollar value equal to the fair market value of that consideration as determined by the Partners in their good faith reasonable judgment; provided, however, upon written request the Partners shall provide any holder of Units all information reasonably related to the Partners’ determination of fair market value.

(d) Partnership Cooperation. The Partners shall have the right in connection with any such prospective transaction (or in connection with the investigation or consideration of any such prospective transaction) to require the Partnership to cooperate fully with potential acquirers in that prospective transaction by taking all customary and other actions reasonably requested by the holders or those potential acquirers, including making the Partnership’s properties, books and records, and other assets reasonably available for inspection by those potential acquirers, establishing a physical or electronic data room including materials customarily made available to potential acquirers in connection with those processes and making its employees reasonably available for presentations, interviews and other diligence activities, in each case subject to reasonable and customary confidentiality provisions. In addition, the Partners shall be entitled to take all steps reasonably necessary to carry out an auction of the Partnership, including selecting an investment bank, providing confidential information (pursuant to confidentiality agreements), selecting the winning bidder and negotiating the requisite documentation. The Partnership shall provide assistance with respect to these actions as reasonably requested.

ARTICLE 9

WINDING-UP

9.1. Causes. The Partnership shall be required to wind-up on the first to occur of any of the following events, and each Partner hereby expressly waives any right that it might otherwise have to cause the winding-up of the Partnership:

(a) The Bankruptcy, death, disability, declaration of incompetence, or any other occurrence that would legally disqualify the last remaining General Partner from acting under this Agreement;

(b) The retirement, resignation, or withdrawal from the Partnership by the last remaining General Partner;

(c) The execution by all the Partners of an instrument requiring the winding-up of the Partnership; or

(d) An event requiring such action pursuant to TBOC.

Nothing contained in this Section 9.1 is intended to grant to a Partner the right to cause the winding-up of the Partnership at will (by retirement, resignation, withdrawal, or otherwise), or to exonerate a Partner from liability to the Partnership and the remaining Partners if that Partner causes the winding-up of the Partnership at will. A winding-up at will of the Partnership is in contravention of this Agreement for purposes of TBOC or any successor statute.

9.2. Reconstitution. If the Partnership is required to wind-up as a result from the occurrence of an event described in Section 9.1(a) or Section 9.1(b), then the Partnership may be reconstituted and its business continued pursuant to TBOC. If a reconstitution is completed, an appropriate amendment to this Agreement and, if necessary, to the Certificate shall be executed and, in the case of the Certificate, if necessary, appropriately filed of record. The rights of the remaining Partners after reconstitution, and the rights and liabilities of any Partner wrongfully causing the winding-up of the Partnership in contravention of this Agreement, shall be as provided for under the laws of the State of Texas.

9.3. Interim Manager. If the Partnership is required to wind-up as a result of an event described in Section 9.1(a) or Section 9.1(b), the Limited Partners, by the Approval of the Partners, may appoint an interim manager of the Partnership, who shall have and may exercise all the rights, powers, and duties of the General Partner under this Agreement, until (i) the new General Partner is elected pursuant to Section 6.6, if the Partnership is reconstituted pursuant to Section 9.2, or (ii) a liquidator is appointed pursuant to Section 10.1, if the Partnership is not reconstituted.

ARTICLE 10

LIQUIDATION AND TERMINATION

10.1. General.

(a) Selection of Liquidator. If the Partnership is required to wind-up as a result of an event described in Section 9.1(a) or Section 9.1(b) and is not reconstituted, then the Limited Partners, by the Approval of the Partners, shall, subject to Section 10.1(b), select a party to begin to wind-up the affairs of the Partnership and to liquidate and sell its assets, all pursuant to TBOC. If the Partnership is required to wind-up pursuant to Section 9.1(c) or Section 9.1(d), the General Partner shall begin to wind-up the affairs of the Partnership and to liquidate and sell its assets, all pursuant to TBOC. The party or parties actually conducting the liquidation in accordance with the foregoing sentences are herein referred to as the “Liquidator.”

(b) Duties; Qualifications. The Liquidator (if other than a General Partner) shall have sufficient business expertise and competence to conduct the winding-up and termination of the Partnership and, in the course thereof, to cause the Partnership to perform any existing or future Partnership contractual obligations. The Liquidator shall determine the time, manner, and terms of any sale or sales of Property in liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions.

(c) Compensation. The Liquidator is entitled to receive reasonable compensation for its services, as agreed upon by the Liquidator and the General Partner, if any, and as Approved by the Partners.

(d) Amendment to Certificate. At the request of a Liquidator who is not a General Partner, the Certificate shall be amended as permitted by TBOC.

(e) Resignation, Removal, Succession. The Liquidator may resign at any time by giving fifteen (15) days’ prior written notice and may be removed at any time, with or without cause, by written notice of removal Approved by the Partners. On the death, dissolution, removal, or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all the rights, powers, and duties of the original Liquidator) will, within thirty (30) days thereafter, be Approved by the Partners, evidenced by written appointment and acceptance. The right to appoint a successor substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under this Agreement, and every reference herein to the Liquidator refers also to any successor or substituted Liquidator appointed in the manner herein provided. The Liquidator has and may exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred by this Agreement upon the General Partner to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions. The Liquidator is not liable as a General Partner hereunder to the Limited Partners or to third-party creditors.

10.2. Liquidation. In the course of the winding-up and termination of the business and affairs of the Partnership, its assets (other than cash) shall be sold, its liabilities and obligations to creditors and all expenses incurred in its liquidation shall be paid, and all resulting taxable items shall be allocated as provided in Section 4.2. All Property shall be sold on liquidation of the Partnership, and no Property shall be distributed in kind to the Partners, unless it is distributed in proportion to the amounts that each Partner is due under this Section 10.2. Thereafter, the net proceeds from those sales (after deducting all selling costs and expenses in connection therewith), together with (at the expiration of the one-year period referred to in Section 10.3) the balance in the reserve account referred to in Section 10.3, shall be distributed to the Limited Partners in accordance with Section 4.1 by the end of the taxable year during which the liquidation of the Partnership occurs (or, if later, by ninety (90) days after the date of the liquidation).

The Liquidator shall use all reasonable efforts to effect complete liquidation of the Partnership within one year after the date on which the Partnership is dissolved. Each holder of a Unit shall look solely to the assets of the Partnership for all distributions and shall have no recourse therefor (on dissolution or otherwise) against the Partnership or the other Partners. On the completion of the liquidation of the Partnership and the distribution of all funds of the Partnership, the Partnership shall terminate, and the Liquidator shall have the authority to execute and record all documents required to effectuate the dissolution and termination of the Partnership. Distributions pursuant to this Section 10.2 may be made to a trust established for the benefit of the Partners for the purposes of liquidating the Property, collecting amounts owed to the Partnership, and paying contingent or unforeseen liabilities or obligations of the Partnership.

10.3. Creation of Reserves. After making payment or provision for payment of all fixed and determinable debts and liabilities of the Partnership and all expenses of liquidation, the Liquidator may set up, for a period not to exceed one (1) year after the date of the event requiring winding-up, the cash reserves that the Liquidator deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership.

10.4. Final Accounting. Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to the Partners a statement that shall set forth (i) the assets and the liabilities of the Partnership as of the date of complete liquidation, (ii) the distributions to each Partner pursuant to Section 10.2, and (iii) the amount retained as reserves by the Liquidator pursuant to Section 10.3.

ARTICLE 11

MISCELLANEOUS

11.1. Notices.

(a) Any notice, notification, demand, or request provided or permitted to be given under this Agreement must be in writing and shall have been deemed to have been properly given, unless explicitly stated otherwise, if sent by (i) FedEx or other comparable overnight courier, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) facsimile during normal business hours to the place of business of the recipient.

(b) For purposes of all notices, the addresses and facsimile numbers of the Partners are set forth on Exhibit A.

(c) All notices, notifications, demands, or requests so given shall be deemed given and received (i) if sent via FedEx or overnight courier, the next Business Day after being delivered; (ii) if sent via registered or certified mail, three (3) days after being deposited in the mail; or (iii) if sent via facsimile, the next Business Day after being faxed.

11.2. Interpretation. The construction and validity of this Agreement and the rights and obligations of the respective parties hereunder shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Texas.

11.3. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person or Persons may in the context require. Any reference to the Code or other statutes or laws shall include all amendments, modifications, or replacements of the specific sections and provisions concerned.

11.4. Amendment. Except as set forth in Section 3.1, this Agreement may not be amended, altered, or modified except by an instrument in writing Approved by the Partners (or the duly-authorized agent of any party), excluding each Partner who has Transferred its entire interest in the Partnership to an Assignee; provided, however, no amendment, alternation, modification or waiver of this Agreement shall be effected that materially, adversely and disproportionately (as compared to other Limited Partners holding Class A Units) affects the rights of Riverstone under Sections 3.3, 3.6, 4.1, 6.4, 6.5, 6.8, 6.9, 6.12, 7.2, 8.2, 8.6, 8.7, 8.8 or 11.4 without the approval of Riverstone.

11.5. Severability. If any provision of this Agreement or any application of such provision to any Person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

11.6. No Third-Party Beneficiary. This Agreement is made solely and specifically between and for the benefit of the parties hereto and their respective successors and assigns, subject to the expressed provisions hereof relating to successors and assigns. No other Person has any rights, interest, or claims hereunder or is or will be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise unless specifically provided in this Agreement.

11.7. Sole and Absolute Discretion. Except as otherwise provided in this Agreement, all actions that any General Partner may take and all determinations that any General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of that General Partner.

11.8. Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective distributees, successors, and assigns.

11.9. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the Partners and replaces and supersedes all prior agreements, except for any agreement executed contemporaneously herewith by and among the Partners or any of them contemporaneously herewith. This Agreement supersedes all written and oral statements, and no representation, statement, condition, or warranty not contained in this Agreement shall be binding on the Partners or have any force or effect whatsoever. No Partner has rendered any services to, or on behalf of, any other Partner or the Partnership, and no Partner shall have any rights with respect to any services that might be alleged to have been rendered.

11.10. Title to Partnership Property. To the extent that Property is held in the name of a Partner, the Property shall be deemed held by that Partner as agent and nominee for and on behalf of the Partnership. Any other property acquired by or standing in the name of any Partner shall be conclusively presumed not to be Property, unless an instrument in writing, signed by such Partner, shall specify to the contrary.

11.11. Reliance on Authority of Persons Signing Agreement. If a Partner is a Person other than a natural person, the Partnership (i) is not required to determine the authority of the Person signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such Person; (ii) is not required to see to the application or distribution of proceeds paid or credited to Persons signing this Agreement on behalf of such entity; (iii) is entitled to rely on the authority of the Person signing this Agreement with respect to the giving of consent on behalf of such entity in connection with any matter for which consent is permitted or required under this Agreement; and (iv) is entitled to rely on the authority of any general partner, joint venturer, manager, co- or successor trustee, or president or vice president (as the case may be), of any such entity the same as if such Person were the Person originally signing this Agreement on behalf of such entity.

11.12. Other Business. Each Partner may be engaged in a business or businesses other than that of the Partnership and may acquire properties for its own account or jointly with others or in any other capacity without being accountable or liable to the Partnership for the breach of any fiduciary obligation. These activities may be organized for purposes of engaging in activities similar to the activities of the Partnership, even if in competition with the Partnership, and the Partnership shall not have any rights in and to such independent ventures or the income or profits derived therefrom.

11.13. Partition Rights. No Partner shall have the right to the partition of any Property or to take any action or initiate or prosecute any judicial proceeding for the partition, or the partition and sale, of any Property.

11.14. Agreement in Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

Remainder of Page Intentionally Left Blank.

Signature Page(s) Follows.

IN WITNESS WHEREOF, this Agreement is effective as of the day and year first above written.

GENERAL PARTNER:

ALTA MESA HOLDINGS GP, LLC, a Texas limited liability company

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President and Chief Executive Officer

Signtaure Page to the

6th A&R LPA of Alta Mesa Holdings, LP

LIMITED PARTNER:

HIGH MESA HOLDINGS, LP, a Delaware limited partnership

By:	High Mesa Holdings GP, LLC,
a Delaware limited liability company, its General Partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President and Chief Executive Officer

Signtaure Page to the

6th A&R LPA of Alta Mesa Holdings, LP

LIMITED PARTNER:

ALTA MESA HOLDINGS GP, LLC, a Texas limited liability company

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President and Chief Executive Officer

Signtaure Page to the

6th A&R LPA of Alta Mesa Holdings, LP

LIMITED PARTNER:

RIVERSTONE VI ALTA MESA HOLDINGS, L.P., a Delaware limited partnership

By:	Riverstone Energy VI Holdings GP, LLC, its general partner

By:	/s/ Stephen Coats
Stephen Coats,
Authorized Person

Signtaure Page to the

6th A&R LPA of Alta Mesa Holdings, LP

SIXTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ALTA MESA HOLDINGS, LP

(A Texas Limited Partnership)

EXHIBIT A

1.	Name of Partnership:	Alta Mesa Holdings, LP

2.	Address, and Telephone and	15021 Katy Freeway
	Facsimile Numbers of Principal Office:	Suite 400
Houston, Texas 77094

Telephone: (281) 530-0991
Facsimile: (281) 530-5278

3.	Registered Agent and Office:	CT Corporation System
1099 Bryan Street
Suite 900
Dallas, Texas 75201

4.	Tax Representative	Alta Mesa Holdings GP, LLC

5.	General Partner:

	Name:	Alta Mesa Holdings GP, LLC

	Mailing Address, and Telephone	15021 Katy Freeway
	and Facsimile Numbers:	Suite 400
Houston, Texas 77094

Telephone: (281) 530-0991
Facsimile: (281) 530-5278

	Effective Date Became Partner:	September 26, 2005

	Initial Capital Contribution	$0

	GP Units:	100.000

	Class A Units:	1.798

	Class B Units:	1.798

B-1

6.	Limited Partner:

	Name:	High Mesa Holdings, LP

	Mailing Address, and Telephone	15021 Katy Freeway
	and Facsimile Numbers:	Suite 400
		Houston, Texas 77094

		Telephone: (281) 530-0991
		Facsimile: (281) 530-5278

	Effective Date Became Partner:	August 16, 2017

	Initial Capital Contribution	$575,000,000

	Class A Units	880.552

	Class B Units	898.202

7.	Limited Partner:

	Name:	Riverstone VI Alta Mesa Holdings, L.P.

	Mailing Address, and Telephone	c/o Riverstone Holdings LLC
	and Facsimile Numbers:	712 Fifth Avenue, 19th Floor
		New York, NY 10019
		Attention: Thomas J. Walker

		Telephone: (212) 993-0076
		Facsimile: (212) 993-0077

		with a copy (which shall not constitute notice) to:

		Latham & Watkins LLP 555 Eleventh Street, NW
		Suite 1000
		Washington, D.C. 20004
		Attention: Nicholas P. Luongo

		Telephone: (202) 637-2305
		Facsimile: (202) 637-2201

	Effective Date Became Partner:	August 16, 2017

	Initial Capital Contribution	$200,000,000

	Class A Units	117.650

B-2

SIXTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ALTA MESA HOLDINGS, LP

(A Texas Limited Partnership)

EXHIBIT B

B-3